Exhibit 10.45

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into effective June 1, 2006 (the “Effective Date”), by and between TRULITE, INC. (“the Company”) and Ken Pearson (“Consultant”). The Company and Consultant shall collectively be referred to herein as “the Parties.”

WHEREAS, the Company desires to obtain the benefit of the knowledge and experience of Consultant by retaining Consultant on an independent contractor basis, and Consultant is willing to render such services to the Company on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1. Consulting Services. The Company hereby retains Consultant to perform certain services for the Company, and Consultant hereby agrees to provide such services (the “Services”). Consultant’s roles and responsibilities will include: product development; regulatory and governmental relations; strategic product and technology alliances and acquisitions; advanced supply chain agreements and alliances; research and development (external and internal); IP management and IP strategy formulation; and operational responsibilities for all of the above as well as manufacturing. Consultant will receive direction from the President and Chief Executive Officer (the “CEO”) of the Company.

All of Consultant’s services will be subject to the Company’s final approval and will be performed in accordance with the Company standards, but Consultant shall direct the details and means by which the services are accomplished. Consultant shall conform to the rules, regulations, instructions, practices and policies of the Company now in force or hereafter enacted which are applicable to consultants or independent contractors engaged by the Company.

2. Location. Consultant will work out of the Company facility located at 14807 Heritagecrest Way, Suite A, Bluffdale, Utah. The Company may change your work location from time to time as it deems necessary. All reasonable expenses incurred if the work location is changed will be reimbursed by Trulite, Inc. The reasonableness of the expenses will be decided solely by the Company.

3. Compensation for Services. The Company shall compensate Consultant for performance of the Services pursuant to the following terms and conditions.

(a) Fee for Services. During the term of this Agreement, the Company agrees to pay Consultant a prorated fee equal to $115,000 per year ($9,583 per month).

(b) Benefits. During the Term of this Agreement, Consultant is NOT entitled to participate in and receive company benefits as set out in the Trulite Human Resource’s Guidelines. Benefits as per Trulite Human Resource’s Guidelines will begin upon becoming an employee of Trulite.

(c) Bonus. Consultant shall receive a $15,000 signing bonus upon the execution of this Agreement. Consultant will be eligible for a $15,000 performance bonus payable on or before November 30, 2006 to be based on agreed upon performance goals. The performance goals applicable for the bonus will be established and concurred upon by the Chairman, CEO and Ken Pearson no later than July 1, 2006.

(d) Stock Consideration. The Company’s Board of Directors has approved a grant to Consultant of an option to purchase 12,000 shares of Company’s Common Stock as agreed upon in the prior consulting agreement dated November 9, 2005 at an option price of $0.88 per share, which option shall be accelerated and fully vested pending review by the Compensation Committee and approval by the Board of Directors.

Mr. Pearson will receive 300,000 Trulite options (based upon an option share price at fair market value on the date the options are granted) effective upon signing the employment agreement and subject to the Company’s Board of Directors approval of grant options. Such option shall be granted as soon as reasonably practicable after the date of this Agreement. The grant of such option shall be subject to the other terms and conditions set forth in the Company’s Amended and Restated Stock Option Plan and in the Company’s standard form of Stock Option Agreement.

(e) Stock Incentive Bonuses. You will be eligible to be considered for an incentive bonus option grant with a target amount of 40,000 Trulite options. Such bonus (if any) shall be awarded based on objective and/or subjective criteria established in advance by the Chairman of the Board, the CEO and Mr. Pearson.  The exercise price per share for such grant shall be the fair market value per share of the Company’s Common Stock on the date of grant. The determinations of the Board or its Compensation Committee with respect to such bonus shall be final and binding. The stock incentive bonus option grant is payable on or before November 30, 2006 and you will not be entitled to receive the incentive bonus option grant if you are not engaged as a consultant by the Company pursuant to this Agreement on that date.

(f) Vacation. The Company shall grant Consultant a total of two weeks (10 days) of paid vacation effective upon signing the employment agreement. Eligibility for additional vacation is at the discretion of the CEO of Trulite.

4. Term. The term of this Agreement shall be for seven (7) months beginning June 1, 2006 and ending on December 31, 2006, or until otherwise terminated pursuant to Paragraph 5 herein. Either Consultant or Trulite may terminate this Agreement at any time and for any reason during the term. However, Paragraph 5 of this Agreement governs the terms and conditions that apply upon termination during the term of this agreement.

5. Termination. The following terms and conditions apply to the termination of this Agreement prior to the conclusion of the seven month term:

(a) Termination with Cause. In the event of termination for Cause by the Company, Consultant will be entitled to receive the base salary then in effect for a period of one (1) month from the termination date. Consultant shall also have ninety (90) days to exercise stock options vested if terminated for cause. A “Cause” event within this section means any of the following: (i) the wrongful appropriation for Consultant’s own use or benefit of property or money entrusted to Consultant by the Company; (ii) Consultant’s conviction for fraud, misappropriation or embezzlement, or any felony of moral turpitude; (iii) Consultant’s continued willful disregard of Consultant’s duties and responsibilities after written notice from the CEO of such disregard and Consultant’s failure to cure within thirty (30) days of such written notice; (iv) Consultant’s continued violation and failure to cure within thirty (30) days of such written notice (other than policies as to drug or alcohol abuse for which no notice and cure period shall be required); or (v) Consultant’s material breach of any of the terms set out in this offer letter and failure to cure such breach within thirty (30) days of written notice from the CEO of such material breach.

(b) Termination Without Cause or Voluntary Resignation by Consultant for Good Reason. The Company may terminate without cause or Consultant may voluntarily resign Consultant’s position with the Company for Good Reason, at any time on thirty (30) days advance written notice. Consultant’s employment will terminate at the end of the thirty (30) day period. In the event of such termination by the Company or Good Reason resignation by Consultant, Consultant will be entitled to receive the base salary then in effect for a period of six (6) months from the termination date. Stock options previously granted and not yet exercised will continue to vest for twelve (12) months following such termination or Good Reason resignation per the appropriate vesting schedule. Options will expire if not exercised within twelve (12) months after such termination date. Consultant will be deemed to have resigned for Good Reason in the following circumstances: (i) the Company’s material breach of any terms set out in this offer letter and failure of the Company to cure such breach within thirty (30) days after receiving written notice from Consultant of such breach; (ii) Consultant’s base salary is reduced below Consultant’s base salary in effect from time to time pursuant to this offer letter; (iii) any material adverse change in Consultants fringe benefits, unless such change applies similarly to all participants of such fringe benefit plans/policies or applies equally to all similarly situated executives; (iv) Consultant’s position and/or duties are materially modified or Consultant no longer report to the CEO. If Consultant is terminated without cause or voluntarily resign for Good Reason, Consultant will be reimbursed for any and all reasonable relocation expenses.

6. Travel Expense Reimbursement. The Company shall reimburse Consultant for reasonable out-of-pocket travel expenses (transportation, hotel, and meals) incurred by him in connection with any trip made at the request of the Company, provided Consultant receives the Company’s prior written approval for the travel and delivers appropriately documented receipts to the Company.

7. Use of Trulite name. While this Agreement is in effect, Consultant must use a Trulite “signature”. Specifically, all references to Ascend Consulting on emails or other correspondence will be replaced with the Trulite name and Trulite confidentiality statement. Also, while this Agreement is in effect, Consultant will use business cards provided by Trulite in connection with performing the Services.

8. Independent Contractor Relationship. In rendering Services hereunder it is expressly understood and agreed that Consultant is not an employee of or controlled by the Company, but that Consultant is, in all respects, an independent contractor, and as such Consultant has no right or authority to make any disbursements or purchases or to incur any liabilities on behalf of the Company or to otherwise obligate the Company in any manner whatsoever, unless specifically authorized to do so by the CEO of the Company and in an amount that is less than $25,000.

The Company will make no deductions from any of the payments due to Consultant hereunder for state or federal tax purposes. Consultant agrees that he will be solely responsible for any and all taxes and other payments due on payments received by Consultant from the Company hereunder, including withholding of state and federal income, sales or ad valorem taxes, unemployment compensation, workers’ compensation, Federal Insurance Contributions Act, Federal Unemployment Tax Act or other taxes, costs or expenses incurred in the performance of any engagement hereunder. Consultant expressly indemnifies and holds the Company harmless from any such liabilities.

Consultant understands and agrees that the Company is not responsible for paying any employment benefits or retirement benefits to Consultant and that no active employee benefits are available to Consultant based on the Services performed by Consultant under this Agreement including, without limitation, workers compensation or unemployment benefits.

9. Confidentiality. Consultant will be required, as a condition of this Agreement, to strictly maintain the confidentiality of any business matters pertaining to the Company. Consultant agrees not to use any confidential information acquired by Consultant’s in connection with performing the Services for Consultant’s own personal benefit or for the benefit of persons other than the Company. Consultant agrees that Consultant’s obligations under this paragraph shall continue in effect after termination of the Agreement, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on Consultant’s part.

10. Non-Compete Agreement. Consultant will sign a non-compete agreement related to the Company’s chemical hydride and fuel cell technology as it relates to current products of the Company. The Non-Compete Agreement will remain in effect for twelve (12) months after Consultant stops providing any services for the Company.

11. No Conflicting Agreements. Consultant represents and warrants that he is not a party to, subject to, or otherwise bound by any other agreement, arrangement, or understanding, written or otherwise, which prohibits, restricts, or anyway whatsoever conflicts with Consultant’s ability to enter into and fulfill his obligations under this Agreement.

12. Choice of Law, Venue and Forum. This Agreement, the entire relationship of the Parties hereto, and any litigation between the Parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Texas, without giving effect to its choice of laws principles. Exclusive venue for any litigation between the Parties hereto shall be in Harris County, Texas, and shall be brought in the State District Courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division. The Parties hereto waive any challenge to personal jurisdiction or venue (including without limitation a challenge based on inconvenience) in Harris County, Texas, and specifically consent to the jurisdiction of the State District Courts of Harris County and the United States District Court for the Southern District of Texas, Houston Division. The Company will reimburse your reasonable and actual travel expenses related to support their choice of venue in connection with attending any litigation between the parties instituted by the Company.

13. Counterparts. This Agreement may be executed in multiple counterparts, all of which shall constitute one agreement and each of which shall constitute an original of this Agreement.

14. Headings. The headings used in this Agreement have been included only in order to make it easier to locate the subject covered by each provision and are not to be used in construing this Agreement.

15. Entire Agreement. This Agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between Consultant and Trulite regarding the matters described in this letter.

16. Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect or invalidating or voiding the remainder of this agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this letter to the extent required for the purposes of validity and enforcement thereof

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

COMPANY:

TRULITE, INC.

By: Trulite, Inc.

Name:
Title: President and CEO
Date: June 12, 2006

CONSULTANT:

Ken Pearson
Date: June 12, 2006